Exhibit 99.2

SEQUOIA MORTGAGE TRUST 2010-H1

PLAN OF LIQUIDATION

Wells Fargo Bank, N.A., as trustee (the “Trustee”) under that certain Amended and Restated Pooling Agreement dated as of January 1, 2014 (the “Pooling Agreement”), among Sequoia Residential Funding, Inc., as depositor, Citibank, N.A., as securities administrator, and the Trustee, hereby adopts, pursuant to Section 7.03 of the Pooling Agreement, a plan of liquidation for each real estate mortgage investment conduit (each, a “REMIC”) formed under the Pooling Agreement. Wells Fargo hereby specifies October 26, 2015, as the first day of the 90-day liquidation period. On or within 89 days after October 26, 2015, the Trustee shall sell the mortgage loans and other assets of the Lower-Tier REMIC to Redwood Residential Acquisition Corporation, as the designee of Redwood Trust, Inc., for cash at the Clean-Up Call Price and distribute the cash proceeds of such purchase to the holders of the Certificates in accordance with the Pooling Agreement.

The Trustee will cause a copy of this Plan of Liquidation to be attached to the final income tax return of each REMIC formed under the Pooling Agreement.

All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Pooling Agreement.

Dated: October 26, 2015

WELLS FARGO BANK, N.A., as Trustee

/s/ Leon Costello

Name: Leon Costello

Title: Vice President